Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-294156) on Form S-1 of Madison Air Solutions Corporation of our report dated February 7, 2025, except for the Company’s election to change its method of accounting to eliminate Private Company Council elections, as described in Note 2 as to which the date is December 12, 2025, relating to the consolidated financial statements of Research Products Corporation and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Madison, Wisconsin

April 6, 2026